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                                                                    EXHIBIT 10.3


                           WINSTAR MIDCOM ACQUISITION CORP.
                                   230 PARK AVENUE
                               NEW YORK, NEW YORK 10169



                                             January 21, 1998


MIDCOM Communications Inc.
26899 Northwestern Highway
Southfield, Michigan 48034

Gentlemen:

          Reference is made to the Amended and Restated Asset Purchase Agreement, dated as of December 17, 1997, among WinStar Communications, Inc., WinStar Midcom Acquisition Corp. (collectively, the "Purchasers") and MIDCOM Communications Inc., Cel-Tech International Corp. and PacNet Inc. (collectively, the "Debtors"), as amended by letter, dated December 23, 1997 (the "Asset Purchase Agreement"), and the Order of the United States Bankruptcy Court, Eastern District of Michigan, Southern Division, dated January 7, 1998 (the "Sale Order"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

          The Asset Purchase Agreement contemplates the sale of the Debtors' assets, including the Debtors' Customer Accounts. At this time, the Debtors are carrying their Customers' telecommunications traffic over the networks of several telecommunications carriers, including but not limited to, Worldcom (f/k/a Wiltel) and AT&T ("Network Suppliers"). Due to the amount of time that will be required to accomplish the technical transfer of the Customers' traffic from the Network Suppliers to those suppliers selected by Purchaser, it will be necessary for the Customers' traffic to remain with the Network Suppliers for a period of time after the Closing until such technical transfers can be completed. In addition, the services provided to Debtors under certain other contracts also will be required to be continued during this transition period. Moreover, Purchaser will need a reasonable period of time to remove certain of the assets being purchased by Purchaser from premises currently leased by the Debtors which leases will not be assumed and assigned to Purchaser.

          The Official Committee of Unsecured Creditors (the "Committee") will not agree to the Debtors' assumption of certain contracts if assumption is not in the best interest of creditors. Certain contracts have large cure amounts and extensive performance obligations in the future which are not desired by Purchaser. The attempt by certain carriers to require the Debtors to assume these contracts now, rather than extend the time to assume or reject, is nothing but an effort by the carriers to obtain payment of significant pre-petition debts due to them through cure costs to the detriment of the creditors as a group. The Committee wishes that the time to assume or reject be extended without any harm or prejudice to the specific creditors by providing them with the current benefit of their bargain as provided herein. To address the Committee's concerns and maximize the benefit to the estate, the Debtors, Purchaser and the Committee agree as follows:

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MIDCOM Communications, Inc.
January 20, 1998
Page 2


          1. With respect to the contracts set forth on SCHEDULE A hereto (the "Designated Contracts") if the Bankruptcy Court grants the Debtors' Motion for an Order Compelling Certain Carriers ("Designated Carriers") to Provide Services ("Motion"), Purchaser will not request that the Debtor assume and assign such contracts to Purchaser. However, if the Court does not grant the Motion in its entirety, Purchaser reserves the right to request that the Debtor assume and assign any such contract to Purchaser as well as all other rights under the Asset Purchase Agreement.

          2. The Debtors will neither assume nor reject the Designated Contracts until the later of June 30, 1998 or the confirmation of a plan of reorganization, without Purchaser's prior written consent. The Debtors and the Committee shall oppose any motion by a party to a Designated Contract to shorten the Debtors' time to assume or reject such Contract, to lift the automatic stay or to take any other action to interfere with, limit or terminate such other party's performance under such Contract. The Debtors and the Committee will not seek to confirm a plan of reorganization and will oppose any effort to seek to confirm a plan of reorganization on or before June 30, 1998 unless such plan provides that the Debtors' rejection of any such Contract shall not become effective until July 1, 1998.

          3. With respect to the contracts set forth on SCHEDULE B hereto (the "Consent Contracts"), Purchaser has requested that the Debtor assume and assign such contracts to Purchaser pursuant to the terms of the Asset Purchase Agreement. However, due to certain circumstances, it appears that the Debtors are unable to do so at this time. Therefore, the parties agree that the Debtors will either provide Purchaser with the consent of each party to each of the Consent Contracts or obtain a final order of the Bankruptcy Court approving the assumption by the Debtors and assignment to Purchaser of each of the Consent Contracts. The parties agree that they will cooperate in attempting to gain such consents or Bankruptcy Court approval and the Debtor will file and prosecute any motions or other proceedings necessary to gain such consents or approval.

          4. The Debtors will perform all of the Debtors' obligations under the Designated Contracts and the Consent Contracts and will remain current on all post-petition payment obligations under such Contracts, including any pre-payment obligations, if any, imposed by such Contracts, other agreements among the parties to such Contracts or order of the Bankruptcy Court.

          5. The Debtors will provide to Purchaser the benefit of each Designated Contract and Consent Contract not assumed and assigned to Purchaser at the Closing, subject to payments required to be made pursuant to the Designated Contracts and Consent Contracts for post Closing services utilized thereunder, for the period of time required by Purchaser, ending not earlier than June 30, 1998.

               (a) The Debtors will carry the traffic of the Debtors' former Customers (which, after the Closing will be the traffic of the Purchaser's Customers) through the Designated Carriers pursuant to the terms of the Debtors' contracts with such Designated Carriers on behalf of Purchaser. The Debtors shall be entitled to a fee of 0.25% of the Designated Carrier charges for the traffic actually carried through the Debtors.

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MIDCOM Communications, Inc.
January 20, 1998
Page 3


               (b) With respect to all monetary obligations under the Designated Contracts with Designated Carriers which are not assumed and assigned to Purchaser at the Closing, weekly, on the day required, Purchaser shall wire transfer directly to the Designated Carriers the amounts required under the order of the Bankruptcy Court dated January 21, 1998 (the "January 21 Order"), which shall be used to pre-pay the Designated Carriers for carrying the Customers' traffic for the period after the Closing. On a monthly or more frequent basis, the Debtors, with Purchaser, will reconcile with the Designated Carriers, comparing the amounts pre-paid with the actual usage. After the Debtors and Purchaser have completed their monthly reconciliation with the Designated Carriers, Purchaser and the Debtors will reconcile their accounts, comparing the amounts paid by Purchaser with the actual usage:

                    (i) If there has been an overpayment to any Designate Carrier by Purchaser, such overpayment will be credited against the next weekly payment to such Designated Carrier;

                    (ii) If there has been an underpayment to any Designated Carrier for a period after the Closing, Debtors will immediately notify Purchaser. If there is no dispute as to the amount of the underpayment, Purchaser shall pay to the Designated Carrier, within the time provided in the January 21 Order or if no time is stated, within two business days of receipt of such notice. If there is a dispute as to the amount of any such underpayment to any Designated Carrier, Purchaser shall make payment to the Designated Carrier within the time provided in, and in accordance with, the January 21 Order. If there is a dispute as to the amount of any such underpayment to any Designated Carrier and the January 21 Order does not provide the time or manner of payment to such Designated Carrier, then Purchaser shall, within two business days of receipt of such notice, pay to the Designated Carrier the undisputed underpayment amount and the parties shall seek a determination of the Bankruptcy Court as to any remaining disputed amount;

                    (iii) With respect to the payments to carriers for the week ending January 24, 1998, the Debtors represent and warrant that the amounts set forth on SCHEDULE C hereto are true and correct and have been paid by the Debtors to the respective carriers as a prepayment for that week. The Debtors and Purchaser are making an adjustment, on a per diem basis for the payments made by the Debtors for the week ending Saturday January 24, 1998 as set forth on SCHEDULE C with Purchaser paying 4/7 and Debtors paying 3/7 of such amounts;

                    (iv) The reconciliation among the Debtors and Purchaser for overpayments or underpayments made to carriers for January 1998, shall be made on a per diem basis with Purchaser receiving or paying 11/31 of any overpayment or underpayment as the case may be and the Debtors, in turn, receiving or paying 20/31 of any overpayment or underpayment as the case may be.

               (c) The Debtors shall not terminate service pending the decision of the Bankruptcy Court. However, if the Bankruptcy Court finds that Purchaser has underpaid the Debtors, and Purchaser shall fail to make payment to the Debtor, within two business days from

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MIDCOM Communications, Inc.
January 20, 1998
Page 4


entry of the Bankruptcy Court's order, Debtors shall have the right to terminate the applicable contract.

               (d) Purchaser shall have the right to reduce or terminate service without penalty.

               (e) When service with any Designated Carrier is terminated, the Designated Carrier shall return overpayment amounts directly to Purchaser in accordance with the January 21, 1998 Order. Purchaser will promptly pay any outstanding underpayment to the Designated Carrier for period after the Closing.

               (f) With respect to the real estate leases for the Switch Sites set forth on SCHEDULE A, Purchaser shall pay to the respective landlords, on or before the due date, the monthly costs of such leases during the time period Purchaser requires the use of such leases. The Debtors and Committee agree that, at Purchaser's request, the Debtor will neither assume nor reject such leases and allow Purchaser continued access to such premises through August 14, 1998.

               (g) With respect to any other Designated Contract, Purchaser shall pay the other party to each such contract, on or before the due date, the monthly costs of such contract for post closing obligations.

               (h) With respect to the Consent Contracts, Purchaser shall pay the non-debtor party to each such Consent Contract, on or before the due date, all payments required to be paid by the Debtor party thereto for post-closing obligations. This sub-paragraph shall cease to apply as to each Consent Contract when and if it becomes an Assumed Contract, at which time it shall be treated as though it were an Assumed Contract on the date hereof.

          6. The Purchaser will have the right to use until June 30, 1998, the equipment leased to MIDCOM Communications Inc. pursuant to the Master Lease Agreement dated January 15, 1997 with Comdisco, Inc., and Purchaser must make payments under such lease until June 30, 1998 even if it stops using the equipment prior thereto. The Debtors will take such actions as are necessary to provide such right, including but not limited to extending such Master Lease Agreement until June 30, 1998. Section 6.8 of the Asset Purchase Agreement is hereby amended to effect the foregoing provisions of this paragraph 6.

          7. The Debtors will provide Purchaser with access to all of the Debtors' leased premises for the purpose of inspecting and removing assets purchased by Purchaser through and including February 28, 1998.

          8. The Debtors will cooperate with Purchaser and its employees in all respects in effectuating the terms of this agreement, including carriage of the Customers' traffic through the carriers and the monthly reconciliation referred to in subparagraph 4 b. In accordance with Section 6.8 of the Asset Purchase Agreement, Purchaser shall reimburse Debtors for their actual costs

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MIDCOM Communications, Inc.
January 20, 1998
Page 5


(including employee expense) incurred in providing the carriage of the Customers' traffic as set forth therein.

          9. To the extent this letter is inconsistent with the Asset Purchase Agreement this letter shall control.

MIDCOM Communications Inc.                   WinStar Midcom Acquisition Corp.

/s/ William H. Oberlin                       /s/ Timothy R. Graham
----------------------------------------     -----------------------------------
By: William H. Oberlin                       By: Timothy R. Graham
Title: President                                 Title: President



Cel-Tech International Corp.                 WinStar Communications, Inc.

/s/ William H. Oberlin                       /s/ Timothy R. Graham
----------------------------------------     -----------------------------------
By: William H. Oberlin                       By: Timothy R. Graham
Title: President                             Title: Executive Vice President



PacNet Inc.                                  The Official Committee Of Unsecured
                                                Creditors

/s/ William H. Oberlin                       /s/ Lawrence K. Snider
----------------------------------------     -----------------------------------
By: William H. Oberlin                       By:  its counsel
Title: President                             Title: